Exhibit 99.1

25 July 2017

Board of Directors
Greenwood Hall, Inc.
c/o Mr. JR Lanis, Esq.

Drinker Biddle & Reath, LLP.

1800 Century Park East Suite 1500

Los Angeles, California 90067

LETTER OF RESIGNATION AS CHAIRMAN, CHIEF EXECUTIVE OFFICER, AND DIRECTOR OF
GREENWOOD HALL, INC. AND PCS LINK, INC.

Directors,

Please accept this as my letter of Resignation for Good Reason based on Section VI A.3. of my Employment Agreement (hereinafter the Agreement”), effective immediately.

I co-founded this organization in February 1998 and have had the unique honor to serve as its Chief Executive Officer for nearly 20 years. I have steered Greenwood Hall through many challenges over the years and never imagined having to leave the organization I helped build under these circumstances.

As many of you know, I have worked tirelessly with key management staff to ensure the success of the Company through increased sales, customer service, expense control, and employee support. We have made a lot of progress over the past year eliminating almost $ 4 million in debt from our balance sheet, met all key financial projections during the first half of FY-2017 including accomplioshing 90% growth in the Company’s topline revenue while significantly increasing margins. Supporting the growth and improvements we achieved required a level of working capital that was clear to the Board and our senior lender, Moriah Education Management (aka Black Dolphin Capital) since last fall. It was included in detailed financial projections approved by the Board and provided to our senior lender In October 2016 as well as discussed in every Board meeting and addressed in multiple memoranda to the Board as well as Mr. Greg Zilberstein or Moriah Capital, since then.

The working capital did not materialize and as a result of the lack of necessary working capital, the Company has experienced major cash flow issues for much of 2017, and more severely within the last few months due to abrupt loss of clients in and a number of our clients’ late payments. I took every action possible to achieve the results mentioned above that our lenders and the Board desired, without the proper resources.

In order to help keep the Company afloat I’ve had to cover a significant number of business expenses (approximately $249,000), much of it on personal credit cards and from savings, for which I have not been reimbursed. In addition, I have not been paid any salary since May 2017, in an effort to ensure that there was enough money for the Company to make payroll through these financial challenges, with the expectation that the Company would honor my Employment Agreement and pay the arrearage and my salary going forward when financially feasible.

When it became clear the Company would not be properly capitalized and the abrupt loss of business coupled with challenges in generating new business would pose even deeper challenges than anticipated, we proposed and began implementing a shared-sacrifice strategy to cut over $ 1.1 million from the budget in order to get the Company in a better financial position. The decisions were difficult but all our work was based on maintaining momentum, keeping as many people employed as possible, and serving our education partners.

The final straw for me, however, has been Mr. Zilberstein’s lack of support of the Company and interference with my duties as CEO of the Company. Although I have made numerous good faith efforts over the last few months to discuss with our senior lender amending loan terms to help the Company manage and get past its financial difficulties, he has refused to do so, not even returning phone calls. Rather, Mr. Zilberstein, has at times delayed the Company receiving needed cash flows to make payroll and other necessary obligations. Over the past month, he has chosen to communicate to Board members, subordinate employees, and even external parties that he wants others to “run the Company”, and continues to allude that if others are put in charge of the Company and I have no “visibility” with the organization that he will provide additional support for Greenwood Hall (however not specifically stating what “support” he would provide). As a result of the senior lender’s actions and influence, the Company forced me to reduce my role to “sales” and “fundraising” and is unable to move forward.

Under the circumstances, I have no choice but to resign for Good Reason pursuant to Section VI of the Agreement. The Company’s actions in not paying my salary alone constitutes Good Reason for me to resign under Paragraph A.3. (viii). Further, the Company’s reduction of my duties to “sales” and “fundraising” also constitutes Good Reason under the Agreement. The Agreement provides that my main responsibilities include developing high-level strategies, making major corporate decisions, managing the overall operations and resources of [the Company], overseeing budgeting of [the Company], and acting as the main point of communication between the Board of Directors of GH (the Board”) and the corporate operations of the [the Company]...presiding over the Board, dealing with external funding sources (investors and lenders), joint venture pursuits and relations, overseeing compensation practices, management development, and strategic planning...[and] sole authority to hire and fire corporate officers, executives, and other employees of [the Company].

The reduction of my duties to “sales” and “fundraising” is a “material reduction in [my] duties that is inconsistent with [my] position as Chairman and Chief Executive Officer of [the] Company” under Paragraph A.3.(iii), of the Agreement. This does not constitute a waiver of my rights under any other provision of the Agreement, and I specifically reserve the right to raise any additional bases for Good Reason under Paragragh A.3. and/or material breach of the Agreement that I see fit.

Consistent with the Company’s obligation under my Employment Agreement, I demand the following be paid immediately:

•	My full compensation for June 2017 to date.

•	Reimbursement of all unpaid business expenses totaling $ 248,439,77 I have incurred (schedule is attached) as an employee of the Company.

•	The personal 401-k monies (approximately $95,000) that I contributed that the Company that was never returned to me after the Company closed the 401-k account with Nationwide Financial.

•	The $ 50,000 in IRA funds I loaned to the Company in 2016 and was required to “forgive” in order to complete a major financing for the Company that was closed in October 2016.

Although I am also entitled to additional monies as set forth in Paragraph A. of Section VI for Resignation for Good Reason, I am willing to forego my right to those monies if the above payments are made to me in full immediately.

I deeply regret having to take such action, as I am a shareholder, friend, and supporter of the work this organization does, our team members, and our customers. However, my inability to effectively lead this organization as a result of the Mr. Zilberstein’s influence on the Company in severely limiting my role, in addition to the severe financial impact this situation has had on me, leaves me with no choice. Greenwood Hall is an amazing company, with dedicated employees, great clients, and opportunities abound with the students it serves, and continue to believe that the Company can and will overcome its challenges and continue to grow, with or without Moriah’s/Mr. Zilberstein’s cooperation and support.

Sincerely,

John Hall, Ed.D.

REIMBURSABLE BUSINESS EXPENSES DUE JOHN HALL AS OF 7/23/2017

PERSONAL EXPENSES OUTSTANDING

Bank of America	7/15/17	$1,670.64	Toronto
Chase-9630	6/14/17	$574.71	TX Trip
Wells-2077	6/9/17	$455.46	SC/TX Trip
AMEX-74001 (Personal)	6/27/17	$5,400.00	Staffing TX
CHASE-8463	7/26/17	$470.37	Canada
Chase-9630	8/11/17	$89.00	Canada
Synchrony M/C-3881	7/23/17	$97.61	Office
Synchrony M/C-3881	6/30/17	$1,199.00	Act-On/Office
Capital One - 7234	7/23/17	$2,081.77	Ring Central
Total		$12,038.56

JUNE 16, 2016 PERSONAL EXPENSES (Check Cut But Not Received)		$3,950.00

PAYMENT OF LIVEOPS FOR RND EVENT		$15,000.00

AMEX PERSONAL ACCOUNTS EXCLUSIVELY USED BY BUSINESS

Blue For Business 24008		$3,715.38
Business Green Rewards 34006		$5,531.18
Business Line of Credit 12001		$8,376.53
One from AMEX 42006		$123,163.37
Business Centurion - 52000		$13,907.51
AMEX Platinum - 73004		$58,009.95
Business Gold		$4,747.29
Total		$217,451.21

TOTAL		$248,439.77